CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Touchstone Funds Group Trust of our report dated December 23, 2020, relating to the financial statements and financial highlights, which appears in AIG Select Dividend Growth Fund’s (one of the funds constituting SunAmerica Series, Inc.) Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Statement of Additional Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

Houston, Texas
April 1, 2021